ARTICLES SUPPLEMENTARY

                                  to the Charter of

                             PANORAMA SERIES FUND, INC.


      Panorama Series Fund, Inc., a Maryland corporation, having its principal office in Maryland in Baltimore City, Maryland (the "Corporation") hereby certifies to the Maryland State Department of Assessments and Taxation of Maryland that:

           FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Charter of the Corporation, the Board of Directors has duly divided and classified 3,700,000,000 shares of Common Stock into various Series of such Common Stock and has provided for the issuance of such shares. The Series of Common Stock of the Corporation and the amount of authorized shares of such Series are as follows: Money Market Portfolio (which currently consists of 150,000,000 shares), the Government Securities Portfolio (which currently consists of 150,000,000
shares),   the  Income  Portfolio  (which  currently  consists  of  150,000,000 shares), the Total Return Portfolio (which currently consists of 1,500,000,000 shares), the Growth Portfolio (which currently consists of 500,000,000 shares), the Aggressive Growth Portfolio (which currently consists of 150,000,000 shares), the Oppenheimer International Growth Fund/VA (which currently consists of 150,000,000 shares), the LifeSpan Capital Appreciation Portfolio (which currently consists of 200,000,000 shares), the LifeSpan Balanced Portfolio (which currently consists of 200,000,000 shares), and the LifeSpan Diversified Income Portfolio (which currently consists of 200,000,000 shares).

           SECOND: Pursuant to authority contained in the Charter of the Corporation, the Board of Directors hereby classifies the shares of the following Series of Common Stock, none of which currently have any outstanding shares, into authorized but unissued shares of Common Stock that have not been classified or designated into any Series: Money Market Portfolio (consisting of 150,000,000 shares); Income Portfolio (consisting of 150,000,000 shares); and Aggressive Growth Portfolio (consisting of 150,000,000 shares).

           THIRD: Pursuant to authority contained in the Charter of the Corporation and after giving effect to the reclassification effected in Article SECOND of these Articles Supplementary, the Board of Directors is further dividing the shares of the Series of Common Stock having shares outstanding into two classes of each Series, as follows:

           (a) All of the shares of the following Series of the Corporation: the Government Securities Portfolio (consisting of 150,000,000 shares), the Total Return Portfolio (consisting of 1,500,000,000 shares), the Growth Portfolio (consisting of 500,000,000 shares), the Oppenheimer International Growth Fund/VA (consisting of 150,000,000 shares), the LifeSpan Capital Appreciation Portfolio (consisting of 200,000,000 shares), the LifeSpan
Balanced Portfolio (consisting of 200,000,000 shares), and the LifeSpan Diversified Income Portfolio (consisting of 200,000,000 shares) are hereafter further classified and designated as the "Shares" class of such portfolio; there shall also be established for each such Series the "Service Shares" class of such portfolio. From time to time hereafter, the Board of Directors may establish one or more additional classes of these portfolios by filing Articles Supplementary establishing such class or classes. Until changed by the Board of Directors, the number of shares of Common Stock allocated to the Shares class of each portfolio or Series shall be as described in the parentheses above and the number of shares of Common Stock allocated to the Service Shares Class of each Series shall be 10,000,000. Any class of a Series of Common Stock shall be referred to herein individually as a "Class" and collectively, together with any further class or classes of such Series from time to time established, as the "Classes".

           (b) All Classes of a particular Series of Common Stock of the Corporation shall represent the same interest in the Series and have identical voting, dividend, liquidation and other rights with any other shares of Common Stock of that Series; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

                (1) Expenses related solely to a particular Class of a Series (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class and as further described in the applicable prospectus, statement of additional information, or disclosure document applicable to such Class or Series.

                (2) As to any matter with respect to which a separate vote of any Class of a Series is required by the Investment Company Act or by the Maryland General Corporation Law (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (1) above), such requirement as to a separate vote by that Class shall apply in lieu of Single Class Voting, and if permitted by the Investment Company Act or the Maryland General Corporation Law, the Classes of more than one Series shall vote together as a single class on any such matter which shall have the same effect on each such Class. As to any matter which does not affect the interest of a particular Class of a Series, only the holders of shares of the affected Classes of that Series shall be entitled to vote.

                                   * * * * *

           IN  WITNESS  WHEREOF,  the  Corporation  has caused  these  Articles
Supplementary to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on April 27, 2000.


WITNESS:                                  PANORAMA SERIES FUND,
INC.


By: /s/ Robert G. Zack                    By: /s/ David Negri
    ------------------                        ---------------
Name:  Robert G. Zack                     Name:  David Negri
Title: Assistant Secretary                Title: Vice President

      THE UNDERSIGNED, Vice President, of Panorama Series Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          By: /s/ David Negri
                                              ---------------
                                          Name:  David Negri
                                          Title: Vice President


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